Exhibit 23.6

Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Shinyo Navigator Limited:

We consent to the use of our report dated May 9, 2008 with respect to the balance sheets of Shinyo Navigator Limited as of December 31, 2006 and 2007, and the related statements of operations, shareholder’s deficit and cash flows for the period from September 21, 2006 (date of incorporation) to December 31, 2006, and the year ended December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
KPMG
Hong Kong, China July 2, 2008